                           EXHIBIT 11 TO FORM 10QSB

                           ESENJAY EXPLORATION, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                           Three months ended June 30,           Six months ended June 30,
                                                        ----------------------------------------------------------------------
                                                              1999               1998               1999              1998
                                                        ----------------    --------------     -------------    ----------------
BASIC EARNINGS (LOSS) PER SHARE
Weighted average common shares
    outstanding....................................          15,790,084         6,875,939        15,789,736         4,280,381
                                                        ================    ==============     =============    ================
      Basic loss per share.........................              ($0.29)           ($0.73)           ($0.54)           ($1.32)
                                                        ================    ==============     =============    ================

DILUTED EARNINGS (LOSS) PER SHARE
Weighted Average Common Shares
    outstanding....................................          15,790,084         6,875,939        15,789,736         4,280,381
Shares issuable from assumed conversion of
      Common share options and warrants............                 ---            35,545               ---            16,206
      Convertible preferred stock..................                 ---               ---               ---               ---
                                                        ----------------    --------------     -------------    ----------------
Weighted average common shares
    outstanding, as adjusted.......................          15,790,084         6,911,484        15,789,746         4,296,587
                                                        ================    ==============     =============    ================
      Diluted loss per share.......................              ($0.29)           ($0.73)           ($0.54)           ($1.32)
                                                        ================    ==============     =============    ================

EARNINGS FOR BASIC AND DILUTED
    COMPUTATION
Net loss...........................................         ($4,507,922)      ($5,012,130)      ($8,589,400)      ($5,620,719)
Preferred share dividends..........................                 ---           (22,350)              ---           (49,138)
                                                        ----------------    --------------     -------------    ----------------
Net loss to common shareholders
    (Basic and diluted earnings per share
        computation)...............................         ($4,507,922)      ($5,034,410)      ($8,589,400)      ($5,668,857)
                                                        ================    ==============     =============    ================

This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 13 through 16 of the Financial Accounting Standards Board's Statement of Financial Standard No. 128, because it produces an antidilutive result.



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